EXHIBIT 77M

Merger Description -

The MFS Strategic Income Fund (the "Fund"), a series of MFS Series Trust VIII (the "Trust"), acquired all of the assets of the MFS Global Governments Fund (the "acquired fund"), a series of MFS Series Trust VII. The circumstances and details of this transaction are described in the Trust's Registration Statement on Form N-14 on behalf of the Fund (File No. 33-37972), as filed with the Securities and Exchange Commission via EDGAR on May 1, 2001. Such description is incorporated herein by reference
The acquired fund has ceased to be an investment company as defined in the Investment Company Act of 1940.